Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of November 13, 2006

BETWEEN:

JOHN P. GRAHAM

(the “Executive”)

-and-

HUB INTERNATIONAL LIMITED, a corporation

continued pursuant to the laws of the Dominion of Canada

(“Hub”)

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows.

1.	Interpretation

(A)	In this Agreement:

(i)	“Agreement” means this Executive Employment Agreement, all schedules attached hereto and any amendments made to any of the foregoing by written agreement between the Executive and Hub;

(ii)	“Basic Compensation” means the compensation defined as such in Schedule B;

(iii)	“Benefits” means the benefits to which the Executive is entitled in accordance with Schedule B;

(iv)	“Cause” means any one or more of the following: (i) a material breach by the Executive of the provisions of this Agreement, which breach shall not have been cured by the Executive within thirty (30) days following written notice thereof by Hub to the Executive; (ii) the commission of negligence, recklessness or willful misconduct by the Executive in the course of the Executive’s employment; (iii) the commission by the Executive of an act of fraud, theft or dishonesty; (iv) the Executive’s admission or conviction of (or plea of nolo contendere to) any felony, or misdemeanor involving moral turpitude; (v) the Executive’s material breach or violation of any policies and procedures of Hub (including without limitation Hub’s Code of Business Conduct or Insider Trading Policy); or (vi) such other act or omission that a court of competent jurisdiction declares in a written ruling to be a breach of the Executive’s responsibilities hereunder of such materiality as to justify a termination of the Executive’s employment by Hub;

(v)	“Client” means any Person who is, or at any time during the term of the Executive’s employment, was a client or customer of any member of The Hub Group if (a) any member of The Hub Group (or any director, officer, employee or any agent thereof) introduces or facilitates the introduction of such client or customer to the Executive, or (b) as result of or in connection with the Executive’s employment or any communication or other contact with any member of The Hub Group (or any director, officer, employee or any agent thereof), the Executive becomes aware of, gains any material information regarding, or initiates any communication with such client or customer;

(vi)	“Death” means a natural death and, in addition, is deemed to include a continuous period of at least one hundred twenty (120) consecutive business days during which time the Executive has not been in the offices of Hub during normal working hours and the Executive’s whereabouts are unknown to Hub;

(vii)	“Disability” means the mental or physical state of the Executive is such that the Executive would qualify for disability benefits, in accordance with Hub’s group benefits insurance policy at the relevant time;

(viii)	“Good Reason” means any one or more of the following: (i) the breach of the terms of this Agreement by Hub or any successor thereto that is not remedied within thirty (30) days after receipt of notice from the Executive; (ii) the direct or indirect assignment to the Executive of any duties or reporting responsibilities, materially inconsistent with the Services (as contemplated as of the date hereof or in any mutually-agreed written amendment hereto), excluding any isolated and inadvertent assignment that is remedied by Hub within thirty (30) days after receipt of notice from the Executive; (iii) a reduction in the Executive’s Basic Compensation; (iv) any failure by Hub to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hub to assume expressly and agree to perform the provisions of this Agreement in the same manner and to the same extent that Hub would be required to perform if no such succession had taken place; or (v) the failure by Hub to continue to provide the Executive with the Benefits.

(ix)	“Person” means any natural person or legal person (including, but not limited to, a corporation, joint stock company, limited liability company, partnership, limited partnership, association, company, joint venture, estate, trust, government, governmental authority, agency or instrumentality) or any group of natural and/or legal persons.

(x)	“Schedule” means a schedule to this Agreement;

(xi)	“Section” means a section or subsection of this Agreement;

(xii)	“Services” means the duties and the responsibilities set out in Schedule A, as the same may be amended or extended by mutual agreement of the parties from time to time;

(xiii)	“Subsidiaries” means the “subsidiary companies,” as defined in the Securities Act (Ontario), of Hub;

(xiv)	“The Hub Group” means Hub and the Subsidiaries; and

(xv)	“Vacation” means the vacation to which the Executive is entitled, as contemplated in Schedule B.

(B)	It is agreed by and between the parties hereto that the Schedules referred to herein, as itemized below and attached hereto, shall form a part of this Agreement and this Agreement shall be construed as incorporating such Schedules:

Schedule A	-	Services
Schedule B	-	Basic Compensation, Benefits and Vacation
Schedule C	-	Alternative Dispute Resolution
Schedule D	-	Form of Awards of Restricted Share Units

2.	Employment

(A)	Hub agrees to employ the Executive for the purpose of providing the Services, and the Executive accepts such employment.

(B)	During the term of the Executive’s employment with Hub, the Executive agrees to devote the whole of the Executive’s business time and attention to the provision of the Services in a conscientious and competent manner and with the utmost integrity.

(C)	The Executive shall perform the Services primarily at Hub’s office located in Chicago, Illinois. Subject to reimbursement for related expenses in accordance with Section 3(C) and subject to Section 4, it is understood and agreed that the Executive may be called upon, on occasion, to travel outside the Chicago area on behalf of Hub, but that the Executive shall not be required to move his residence from the Chicago area as a condition of this Agreement.

3.	Remuneration and Benefits

(A)	Hub shall pay the Executive the Basic Compensation in substantially equal installments in such payment periods as are established from time to time by Hub for its employees, subject to deduction and remittance to the appropriate governmental authority of all applicable taxes and other amounts.

(B)	The Executive shall be entitled to and Hub shall provide the Benefits.

(C)	Hub shall reimburse the Executive for reasonable travel and other business-related expenses reasonably incurred by the Executive in performing the Services, in accordance with approved budgets and Hub’s travel and expense reimbursement policy in effect from time to time.

(D)	The Executive shall be entitled to the Vacation, to be scheduled at the mutual convenience of the parties.

(E)	The Executive shall participate in the Executive Management Team incentive award plans as forth in Schedule B.

(F)	The Executive shall receive awards of Restricted Share Units as set forth in Schedule D.

4.	Property, Confidentiality and Non-Solicitation

(A)	Property. The Executive acknowledges and agrees that all books of business, policies of insurance, documents, computer records, vouchers and other books, papers and records connected with the business of The Hub Group, whether paid for, serviced or produced by the respective member of The Hub Group or not, are the sole and exclusive property of the respective member and shall be at all times available to the respective member for the purposes of examination, and shall be turned over and surrendered to the respective member or its representatives upon the order of the respective member or upon the termination of the Executive’s employment with Hub for any reason whatsoever.

(B)	Confidentiality. The Executive acknowledges that in the course of carrying out the Executive’s duties to Hub and the other members of The Hub Group, the Executive will have access to and will be entrusted with confidential information concerning the business and corporate affairs of Hub, the other members of The Hub Group and their clients (“Confidential Information”), including without limitation information pertaining to the respective member’s relationships with insurance carriers, employee and producer compensation structures, client underwriting and policy renewal information, internal accounting procedures, policies and information, unique insurance product features, insurance programs developed by the respective member (with or without the assistance of the Executive), marketing strategies and employee training procedures. The Executive agrees that all Confidential Information acquired by the Executive or disclosed to the Executive shall be the sole and exclusive property of The Hub Group and shall be held in the strictest confidence. The Executive shall not, at any time during the term of the Executive’s employment or at any time thereafter, directly or indirectly disclose any Confidential Information to any other Person or use any Confidential Information for the Executive’s own benefit or for the benefit of any Person other than a member of The Hub Group, except (i) as may be required for the Executive to fulfill the Executive’s employment duties to Hub or (ii) as may be required by law. Notwithstanding the foregoing clause (ii), if the Executive is required by applicable law to disclose any Confidential Information, the Executive shall promptly notify Hub in writing of any such requirement so that Hub may seek a protective order or other appropriate remedy, and the Executive shall cooperate with Hub to obtain such order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, the Executive shall disclose only that portion of the Confidential Information that the Executive is advised by legal counsel is legally required to be disclosed. For the avoidance of doubt, nothing herein shall prohibit the Executive from using information that:

(i)	was readily available to the public at the time such information was available to the Executive;

(ii)	becomes readily available to the public after the time such information is made available to the Executive other than through a breach of this Agreement; or

(iii)	is lawfully and in good faith obtained by the Executive from an independent third party under no obligation of confidentiality to Hub or the other members of The Hub Group and without a breach of this Agreement.

The Executive acknowledges and agrees that the disclosure of any Confidential Information to the general public or to competitors of Hub or the other members of The Hub Group may be highly detrimental to the business interests of The Hub Group. The Executive acknowledges and agrees that the right of the members of The Hub Group to maintain Confidential Information as confidential constitutes a proprietary right which the respective member is entitled to protect. The Executive shall return to Hub, forthwith upon the effective date of termination of the Executive’s employment for any reason whatsoever, all records of Confidential Information in the possession of the Executive which were acquired in connection with the Executive’s employment by Hub.

(C)	Non-Competition and Non-Solicitation.

(i)	Except in connection with the Executive’s employment by Hub and for the benefit of The Hub Group, the Executive covenants and agrees that the Executive shall not, without the prior written consent of Hub, either during the term of this Agreement or at any time within a period of two (2) years following the termination of this Agreement, either individually, in partnership, jointly, or in conjunction with any other Person, as principal, agent, employee, shareholder or in any other capacity whatsoever, engage in, carry on any form of business with or be engaged in any form of business with, or be concerned with or be interested in or advise, lend money to, guarantee the debts or obligations of, or permit the Executive’s name or any part thereof to be used or employed by any Person engaged in or concerned with, or otherwise be interested in any insurance agency or brokerage business. Notwithstanding the foregoing, the provisions of this Section 4(C)(i) shall not prohibit the Executive from directly or indirectly owning up to five (5) percent of the issued capital stock of any public company the price of whose shares is quoted in a published newspaper of general circulation.

(ii)	Except in connection with the Executive’s employment by Hub and for the benefit of The Hub Group, during the term of the Executive’s employment and for the period of two (2) years after termination of this Agreement for any reason, the Executive shall not, either individually, in partnership, jointly, or in conjunction with any other Person, as principal, agent, employee, shareholder or in any other capacity, (a) directly or indirectly approach or solicit any Client or any employee or producer of Hub or any other member of The Hub Group; (b) attempt to direct any Client or any such employee or producer away from any member of The Hub Group; (c) accept any business from any Client; or (d) enter into any employment or similar arrangement with any employee or producer of any member of The Hub Group.

(iii)	If the Executive engages in any activity with respect to any Client, employee or producer in violation of any provision of Section 4(C)(i) or (ii), the Executive shall pay to Hub, as liquidated damages, a sum equal to two (2) times the annual commissions, fees and other gross revenues (as defined below) generated by or attributable to any such Client, employee, or producer and in the case of any such employee or producer, the Executive shall also pay to Hub or other member of The Hub Group any fees incurred by it in replacing any such employee or producer. For each such Client, employee, or producer, the annual commissions, fees and other gross revenues under the preceding sentence shall be the greater of (a) the annual commissions, fees and other gross revenues generated by or attributable to each such Client, employee or producer for the twelve month period ending on the date on which the Executive first acted in violation of Section 4(C)(i) or (ii), or (b) the annual commissions, fees and other gross revenues generated by or attributable to each such Client, employee or producer for the twelve month period beginning on the date on which the Executive first acted in violation of Section 4(C)(i) or (ii) with respect to such Client, employee or producer.

(iv)	The amount payable by the Executive under Section 4(C)(iii) shall be paid in cash as soon as it is determinable and may be set off by Hub or another member of The Hub Group against any amount owing or to become owing to the Executive. The Executive acknowledges that the said amount is a reasonable calculation of the respective member of The Hub Group’s liquidated damages given the interest of such corporation in maintaining its client base and/or personnel and the future profits that would be foregone by such member if the Executive violates the provisions of Section 4(C)(i) or (ii). The Executive further acknowledges that the payment by the Executive pursuant to Section 4(C)(iii) shall in no way limit the other remedies to which an injured member of The Hub Group may be entitled as a result of the Executive’s breach of Section 4(C)(i) or (ii), including without limitation the remedies contemplated by Section 4(D).

(D)	Certain Remedies. The Executive acknowledges and agrees that Hub and the other members of The Hub Group would be irreparably damaged in the event that any of the covenants contained in Section 4 were not performed in accordance with its terms or otherwise were breached by the Executive and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Executive agrees that in the event of any actual or threatened breach of any covenant contained in Section 4, Hub and the other members of The Hub Group shall be entitled, in addition to all other rights and remedies existing in their favor at law or otherwise (including without limitation those set forth in Section 4(C)(iii)), to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any such covenant and to enforce all such covenants specifically, without the necessity of posting a bond or other security or of proving actual damages. Further, in the event that the Executive breaches any of his obligations hereunder, Hub and the other members of The Hub Group shall be entitled to all reasonable costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by them arising out of such breach and/or incurred in connection with enforcing their rights hereunder.

(E)	Acknowledgement and Reformation. The Executive acknowledges and agrees that the restrictions in this Section 4 are necessary and fundamental to the protection of the legitimate business interests of The Hub Group and are reasonable. If, however, at any time of enforcement of Section 4, a court or an arbitrator shall determine that any such restriction is unreasonable and/or unenforceable under circumstances then existing, the parties authorize such court or arbitrator to reform the restrictions contained herein to cover the maximum legally enforceable restrictions. If such court or arbitrator refuses to do so, the parties agree that the provisions of Section 4 shall not be rendered null and void, but rather shall be deemed amended to provide for the maximum legally enforceable restrictions (not greater than those contained herein) and shall be valid and enforceable under applicable law.

5.	Term and Termination

(A)	This Agreement shall be effective as of the date hereof.

(B)	This Agreement and the employment of the Executive hereunder shall be for an indefinite term, subject to termination in accordance with the terms of this Agreement.

(C)	This Agreement and the employment of the Executive hereunder may be terminated by Hub for any reason whatsoever upon prior written notice to the Executive, or by the Executive for Good Reason upon prior written notice to Hub, provided that, in the event that this Agreement is terminated in accordance with this Section 5(C), the Executive:

(i)	shall be paid the Basic Compensation and entitled to receive the Benefits for the period up to the effective date of termination; and

(ii)	shall be paid (a) an amount equal to twelve (12) months’ Basic Compensation; (b) a ratable portion, based on the days elapsed in the then current year to the effective date of termination, of an amount equal to the most recent prior annual incentive plan component of the bonus paid to the Executive; and (c) an amount equal to the value of the employer portion of group insurance and automobile benefits or allowance components of the Benefits, all on a semi-monthly basis over the ensuing twelve (12) months;

provided, however, that in the event that the Executive breaches any of the provisions of Section 4 hereof, effective as at the date of such breach the Executive shall cease to be entitled to any further payment under clause (ii) of this Section 5(C) or by way of any other damages, compensation or pay in lieu of notice; and provided, further, that in no event shall the Executive be paid an amount that is less than the prescribed minimum under applicable employment standards legislation.

(D)	Notwithstanding Section 5(B), this Agreement and the employment of the Executive hereunder may be terminated immediately by Hub for Cause, without further obligation to the Executive, provided that the Executive shall be entitled to receive an amount equal to the Basic Compensation and the Benefits to the date of termination.

(E)	Notwithstanding Section 5(B), this Agreement and the employment of the Executive hereunder may be terminated by Hub due to the Disability of the Executive upon ninety (90) days’ written notice to the Executive, provided that the Executive shall be entitled to receive an amount equal to the Basic Compensation and the Benefits to the effective date of termination.

(F)	Notwithstanding Section 5(B), this Agreement and the employment of the Executive hereunder shall be terminated immediately upon the Death of the Executive.

(G)	In the event of termination of this Agreement in accordance with the terms hereof, the covenants and obligations of the Executive under Section 4 shall survive and continue in full force and effect.

(H)	The termination of this Agreement for any reason shall constitute the Executive’s resignation from any director and officer positions that the Executive has with Hub and any other member of The Hub Group. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

6.	Dispute Resolution

Subject to, and without diminishing, the rights of the members of The Hub Group to seek and obtain equitable relief in accordance with the provisions of Section 4, the parties agree to submit any disputes to mediation in accordance with the procedures set out in Schedule C.

7.	Disclosure of Material Information, Insider Trading, and Code of Ethics

(A)	The Executive acknowledges that Hub common shares are traded on both the Toronto Stock Exchange and the New York Stock Exchange and that, subject to certain exceptions, as a publicly traded company Hub has an obligation not to disseminate material information related to it unless disclosure of such information is made contemporaneously to the public. The Executive therefore agrees not to make any public disclosure of material information related to The Hub Group without the prior written consent of Hub. The Executive further acknowledges that any unauthorized disclosure by the Executive of internal information relating to The Hub Group could result in liability under insider trading laws for Hub and/or the Executive. Notwithstanding the foregoing, the Executive undertakes and agrees to disclose unpublished material information related to The Hub Group to Hub’s Chief Legal Officer or such other person of authority employed by Hub as may be appropriate under the circumstances, if the Executive has reason to believe that such information is not then known by the appropriate person(s) of authority employed by Hub.

(B)	The Executive acknowledges that if the Executive is in possession of any material information that relates to The Hub Group that has not yet been made public, the Executive must refrain from trading in Hub common shares (buying or selling) until the material information has been made public and the Executive agrees to advise others to whom the Executive divulges unpublished material information that they have the same responsibility.

(C)	The Executive acknowledges that he has received, has read, understands and will comply with Hub’s policies regarding Insider Trading, Code of Ethics and Confidential Information.

8.	General Provisions

(A)	In the event any payment, distribution or other benefit received by the Executive under this Agreement or any other contract or arrangement (including, but not limited to, any acceleration of the ability to exercise any stock option or the vesting of any stock or other property or any payment made to the Executive in connection with a change of control of Hub or any severance payment provided herein) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986 (such excise tax, together with any similar tax under any new or replacement provision to such Section 4999, are hereinafter collectively referred to as the “Excise Tax”), including any payment, distribution or other benefit that when aggregated with any other payment, distribution or other benefit (whether or not such is received or made pursuant to this Agreement) results in the imposition of the Excise Tax, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including, without limitation, any Excise Tax or other tax imposed upon any amounts received under this Section 8(A), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All determinations required to be made under this Section 8(A), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Hub’s independent accounting firm which shall provide detailed supporting calculations both to Hub and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been or will be a Payment, or such earlier time as is requested by Hub.

(B)	This Agreement is personal to the Executive and shall not be assigned by the Executive. Hub may assign this Agreement and its rights, remedies and obligations hereunder to a successor in interest to all or substantially all of its assets, stock and/or business. Subject to the foregoing, the provisions hereof, when the context permits, shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of Hub.

(C)	This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Illinois, without regard to its choice of law rules.

(D)	If any covenant or provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision of this Agreement. However, if any of the provisions of or covenants contained in this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in Section 4 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties agree that the court making such determinations shall have the power to reduce the duration and/or scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of such provisions in any other jurisdiction.

(E)	Any notice, demand, request, consent, approval or waiver required or permitted to be given hereunder shall be in writing and may be given to the party for whom it is intended by personally delivering it to such party or by mailing the same by prepaid registered mail:

(i)	In the case of Hub, to:

Hub International Limited

55 E. Jackson Blvd.

Chicago, IL 60604

Attention:   Chief Executive Officer

With a copy to the Chief Legal Officer of Hub

(ii)	In the case of the Executive, to the Executive’s last known address.

Any such notice or other documents delivered personally shall be deemed to have been received by and given to the addressee on the day of delivery and any such notice or other documents mailed, as aforesaid, shall be deemed to have been received by and given to the addressee on the third business day following the date of mailing. Any party may at any time give notice to the other of any change of address.

(F)	This Agreement may be executed in counterparts and by computerized pdf format or facsimile, each of which so executed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(G)	This Agreement may be amended only by a writing signed by the Executive and by a duly authorized officer of Hub. No course of conduct or failure or delay in strictly enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of that that or any other provision of this Agreement.

(H)	The headings of Sections and Subsections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning, construction or interpretation of this Agreement.

(I)	This Agreement (including the Schedules) (i) constitutes the entire agreement and understanding among the parties relating to the employment of the Executive by Hub or any other member of The Hub Group, and (ii) supersedes and preempts any and all prior and/or contemporaneous agreements or understandings between the parties, written or oral, that may have related in any manner to such subject matter, and each party hereby releases and forever discharges the others of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement or understanding.

(J)	All amounts referred to herein are in United States currency unless otherwise indicated.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS THEREOF the parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

HUB INTERNATIONAL LIMITED

By:	/s/ W. Kirk James
Name:	W. Kirk James
Title:	Vice-President

I have authority to bind the corporation.

SIGNED AND DELIVERED in the presence of:	)
/s/ Joan C. Reilly	) )
(Signature))

Joan C. Reilly	)
(Print Name))		/s/ John P. Graham

55 E. Jackson Blvd Chicago IL	)	JOHN P. GRAHAM
(Address))

THIS IS SCHEDULE A REFERRED TO IN THE

EXECUTIVE EMPLOYMENT AGREEMENT MADE BETWEEN

HUB INTERNATIONAL LIMITED

AND JOHN P. GRAHAM

SERVICES

The Executive shall report to the Board of Directors and the Chief Executive Officer of Hub. The Executive shall perform such reasonable duties and assume such reasonable responsibilities as shall be assigned from time to time in connection with the Executive’s position as Chief Financial Officer of Hub (the “Services”) and as a member of the Executive Management Team and the Executive Committee.

THIS IS SCHEDULE B REFERRED TO IN THE

EXECUTIVE EMPLOYMENT AGREEMENT MADE BETWEEN

HUB INTERNATIONAL LIMITED

AND JOHN P. GRAHAM

BASIC COMPENSATION

•	Annual salary of $335,000 (the “Basic Compensation”)

BONUS

•	Except as set out below, effective in 2008 in respect of 2007 performance, the Executive shall be paid such annual performance awards (the “Bonus”), if any, as may be declared by Hub’s Compensation Committee (the “Compensation Committee”) in a manner commensurate with the Executive’s individual performance, Hub’s growth and profitability, and bonus and other incentive award plans in effect generally for the Hub Executive Management Team, subject to deduction and remittance to the appropriate governmental authority of all applicable taxes and other amounts. The Compensation Committee may develop for the Executive such performance-based criteria as may be necessary and are reasonable to take into consideration in order to allow Hub to deduct as an expense all remuneration, including any Bonus, paid to the Executive under this Agreement in the applicable year. Notwithstanding the foregoing, the Executive will receive a performance award in or about March, 2007, that will include an award of RSUs as contemplated in the current incentive award plan if effect for Hub’s Executive Management Team.

BENEFITS

•	Group insurance (including medical, extended health, dental, short and long term disability and life insurance) and such other benefits as are made available to employees of Hub, provided that the Executive qualifies for coverage under such plans.

•	Automobile allowance of $1,000.00 per month.

•	Matching contribution by Hub on the Executive’s behalf to Hub’s employee 401(k) retirement savings plan in accordance with the terms of the plan.

•	Business club dues for at least one membership as approved by the CEO.

•	Payment of ongoing membership dues (but not nominal initiation fee) in Big Red Athletic Club (CNA Building) as provided for other corporate staff.

•	Reimbursement of ongoing professional dues and fees.

•	Personal tax planning subsidization of up to $5000 per year (subject to submission of appropriate verification).

VACATION

The Executive shall be entitled to a maximum of four (4) weeks of vacation per year to be scheduled at the mutual convenience of the parties (the “Vacation”).

THIS IS SCHEDULE C REFERRED TO IN THE

EXECUTIVE EMPLOYMENT AGREEMENT MADE BETWEEN

HUB INTERNATIONAL LIMITED

AND JOHN P. GRAHAM

ALTERNATE DISPUTE RESOLUTION

1.	Disputes will be submitted to mediation before a mediator in Chicago, Illinois, as a condition precedent to the initiation of litigation by any party to this Agreement; provided, however, that any party may seek injunctive relief in a court of competent jurisdiction to preserve the status quo pending the completion of mediation. The mediator shall be chosen by mutual agreement of the parties; provided, however, that if the parties are unable to agree upon a mediator within ten (10) days, they shall each, within the further period of five (5) days, choose a mediator and the two mediators shall choose, within the ensuing period of ten (10) days, a separate and independent mediator who shall then serve as the sole mediator for the purposes of this Schedule C. If either party fails to name a mediator within the further period of five (5) days aforesaid, the mediator chosen by the other party shall serve as the sole mediator for the purposes of this Schedule C.

2.	At such time as a dispute shall arise that is submitted to mediation, each of the parties shall execute such mediation agreement in such form as shall then be used by the chosen mediator or mediation firm for such purposes and shall join in a request that the mediator provide an evaluation of the parties’ cases and of the likely resolution of the dispute if not settled. The cost of the mediator and mediation shall be borne equally by the parties.

3	In the event that one party to this Agreement is willing to accept the mediator’s proposed resolution of the dispute, if any, but the other party (the “Contesting Party”) is not so willing, the Contesting Party may elect to pursue a claim in a court of competent jurisdiction. In the event that the final determination of the rights of the Contesting Party by such court of competent jurisdiction is less advantageous to the Contesting Party than the mediator’s proposed resolution of the dispute, the Contesting Party shall be deemed to have agreed to pay the other party’s costs and expenses of litigation of such claim(s), including reasonable attorneys’ fees and expenses and court costs.

THIS IS SCHEDULE D REFERRED TO IN THE

EXECUTIVE EMPLOYMENT AGREEMENT MADE BETWEEN

HUB INTERNATIONAL LIMITED

AND JOHN P. GRAHAM

FORM OF RSU AWARDS

See attached form of RSU Awards to be made by Hub: (a) contemporaneously with the execution of this Agreement by the parties (Schedule D1); and (b) on the first anniversary of the date of commencement of the Executive’s employment under this Agreement (Schedule D2).

THIS IS SCHEDULE D1 REFERRED TO IN THE

EXECUTIVE EMPLOYMENT AGREEMENT MADE BETWEEN

HUB INTERNATIONAL LIMITED

AND JOHN P. GRAHAM

HUB INTERNATIONAL LIMITED

(the “Company”)

RESTRICTED SHARE UNIT AWARD AGREEMENT

1.	RSU Grant Information.

1.1 For purposes of this Restricted Share Unit Award Agreement (this “Agreement”), the following information shall apply:

(a)	Name of Participant:	John P. Graham (the “Participant”)

(b)	Address:

(c)	SSN/SIN:

(d)	Date of Birth

(e)	RSU Award:	15,000 (“RSUs”)

(f)	Grant Date:	November , 2006

(g)	Vesting Date:	November 1, 2013

1.2 For purposes of this Agreement, “Alternate Vesting Date” means the date on which there is a Change of Control or the Participant ceases to perform services as an employee for the Company or any of its Affiliates (as defined in the Canada Business Corporations Act) by reason of the termination of such employment under any of the following circumstances:

(a) termination as a result of the death of the Participant;

(b) termination as a result of the Participant’s attainment of Retirement, which for purposes of this Agreement shall mean the later of:

(i) age 65; and

(ii) such other date as the Participant and the Company may mutually agree on as the date upon which the Participant shall cease to actively be engaged as an employee of the Company; and,

(c) termination as a result of the Participant suffering from a Disability.

1.3 Unless otherwise specified herein, all capitalized terms in this Agreement shall have the meanings specified in the Hub International Limited Amended and Restated 2005 Equity Incentive Plan, as amended from time to time (the “Plan”).

2. Grant of RSUs. In consideration of services provided and to be provided to the Company and/or its Affiliates by the Participant, the Company enters into this Agreement and hereby grants the RSU Award [as specified in Section 1.1(e)] to the Participant.

3. Payment of RSUs.

3.1 Within thirty (30) days after the earlier of the Vesting Date or an Alternate Vesting Date, the Company shall deliver to the Participant a share certificate evidencing a number of shares of Common Stock equal to the number of RSUs granted under this Agreement, registered in the name of the Participant or, if the Participant is deceased, to the Participant’s legatees, personal representatives or distributees or, if the Participant is legally incompetent, to the Participant’s guardian or other legal representative. Notwithstanding anything else contained in the Plan, the Company shall not deliver cash to the Participant in satisfaction of any portion of the or all of the RSU Award reflected in this Agreement.

3.2 In connection with the RSUs granted under this Agreement, the Company shall have no obligation to, nor shall it pay, or cause the Company’s Affiliate that employs the Participant to pay, to the Participant any amount in respect of or equivalent to dividends payable on the Common Stock prior to the Vesting Date (or Alternate Vesting Date, if applicable).

4. Restrictions Prior to Vesting.

4.1 Prior to the Vesting Date (or the Alternate Vesting Date, if applicable) the Participant shall not be entitled to delivery of any share certificate evidencing Common Stock or any other benefit under this Agreement and the RSU Award shall be subject to termination and forfeiture to the extent provided in this Agreement.

4.2 At its sole discretion, the Company may waive, modify or terminate any restriction or limitation set forth in this Agreement (including, but not limited to, an acceleration of the Vesting Date or the Alternate Vesting Date), in order to comply with applicable law or to address other changes in circumstances.

5. Termination of Employment. If the Participant ceases to be an employee of the Company or any of its Affiliates prior to the Vesting Date for any reason other than those reasons specified in subsections (a) through (c) of Section 1.2, this Agreement shall terminate, and the Participant shall forfeit any right to receive any further payment or other benefit (including, but not limited to, any shares of Common Stock) as a result of the grant of the RSU Award pursuant to this Agreement.

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6. Other Terms and Conditions. Except to the extent provided herein, the Restricted Share Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this Agreement. In the event of a conflict between this Agreement and the Plan, the Plan shall govern.

7. Taxes. The Participant shall be liable for any and all taxes (including, but not limited to, any withholding taxes) incurred in connection with this Agreement (including, but not limited to, the grant, vesting or payment of the RSU Award). Notwithstanding any other provision of this Agreement, the Company shall not be obligated to transfer any Common Stock to the Participant under this Agreement unless and until the Company has determined that adequate provision has been made for payment of any such taxes.

8. No Right to Employment. Nothing in the Plan or this Agreement shall be construed to give the Participant any right to continue in the employ of the Company or any of its Affiliates or to be evidence of any agreement or understanding, express or implied, that the Company or any of its Affiliates shall employ the Participant in any particular position or at any particular rate of remuneration, or for any particular period of time or to interfere in any way with the right of the Company to terminate the employment of the Participant at any time, with or without cause.

9. Binding Agreement. This Agreement shall be binding upon and enure to the benefit of the Company, its successors and assigns and the Participant and the legal representatives of the Participant’s estate and any other person who acquires the Participant’s rights under this Agreement by bequest or inheritance.

10. No Transfer or Assignment. Except as expressly set forth herein, no right or benefit of the Participant hereunder shall be subject to alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber, or charge the same shall be void.

11. Reaffirmation of Covenants. The Participant acknowledges and agrees that this Agreement and the Award contemplated herein is, in part, made by the Company in further consideration of any covenants (the “Covenants”) to keep the Company’s information confidential, not to compete or not to solicit or accept business from clients or employees made by the Participant in favour of the Company, its Subsidiaries or any of their predecessors. The Participant agrees that if the Participant violates any of the Covenants prior to or within thirty (30) days after a Vesting Date (or the Alternate Vesting Date, if applicable), the Participant shall forfeit any right to receive any further payment or other benefit (including, but not limited to, any shares of Common Stock) as a result of the grant of the RSU Award pursuant to this Agreement.

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12. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and this Agreement shall be determined in accordance with the laws of the Province of Ontario applicable to contracts to be performed entirely within such province and without giving effect to principles of conflicts of laws.

Dated as of November     , 2006.

HUB INTERNATIONAL LIMITED

By:
W. Kirk James, Vice President, Secretary and Chief Corporate Development Officer

Receipt acknowledged , 2006.
Participant

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THIS IS SCHEDULE D2 REFERRED TO IN THE

EXECUTIVE EMPLOYMENT AGREEMENT MADE BETWEEN

HUB INTERNATIONAL LIMITED

AND JOHN P. GRAHAM

HUB INTERNATIONAL LIMITED

(the “Company”)

RESTRICTED SHARE UNIT AWARD AGREEMENT

1. RSU Grant Information.

1.1 For purposes of this Restricted Share Unit Award Agreement (this “Agreement”), the following information shall apply:

(a)	Name of Participant:	John P. Graham (the “Participant”)

(b)	Address:

(c)	SSN/SIN:

(d)	Date of Birth

(e)	RSU Award:	5,000 (“RSUs”)

(f)	Grant Date:	November , 2007

(g)	Vesting Date:	November 1, 2013

1.2 For purposes of this Agreement, “Alternate Vesting Date” means the date on which there is a Change of Control or the Participant ceases to perform services as an employee for the Company or any of its Affiliates (as defined in the Canada Business Corporations Act) by reason of the termination of such employment under any of the following circumstances:

(a) termination as a result of the death of the Participant;

(b) termination as a result of the Participant’s attainment of Retirement, which for purposes of this Agreement shall mean the later of:

(i) age 65; and

(ii) such other date as the Participant and the Company may mutually agree on as the date upon which the Participant shall cease to actively be engaged as an employee of the Company; and,

(c) termination as a result of the Participant suffering from a Disability.

1.3 Unless otherwise specified herein, all capitalized terms in this Agreement shall have the meanings specified in the Hub International Limited Amended and Restated 2005 Equity Incentive Plan, as amended from time to time (the “Plan”).

2. Grant of RSUs. In consideration of services provided and to be provided to the Company and/or its Affiliates by the Participant, the Company enters into this Agreement and hereby grants the RSU Award [as specified in Section 1.1(e)] to the Participant.

3. Payment of RSUs.

3.1 Within thirty (30) days after the earlier of the Vesting Date or an Alternate Vesting Date, the Company shall deliver to the Participant a share certificate evidencing a number of shares of Common Stock equal to the number of RSUs granted under this Agreement, registered in the name of the Participant or, if the Participant is deceased, to the Participant’s legatees, personal representatives or distributees or, if the Participant is legally incompetent, to the Participant’s guardian or other legal representative. Notwithstanding anything else contained in the Plan, the Company shall not deliver cash to the Participant in satisfaction of any portion of the or all of the RSU Award reflected in this Agreement.

3.2 In connection with the RSUs granted under this Agreement, the Company shall have no obligation to, nor shall it pay, or cause the Company’s Affiliate that employs the Participant to pay, to the Participant any amount in respect of or equivalent to dividends payable on the Common Stock prior to the Vesting Date (or Alternate Vesting Date, if applicable).

4. Restrictions Prior to Vesting.

4.1 Prior to the Vesting Date (or the Alternate Vesting Date, if applicable) the Participant shall not be entitled to delivery of any share certificate evidencing Common Stock or any other benefit under this Agreement.

4.2 At its sole discretion, the Company may waive, modify or terminate any restriction or limitation set forth in this Agreement (including, but not limited to, an acceleration of the Vesting Date or the Alternate Vesting Date), in order to comply with applicable law or to address other changes in circumstances.

5. Other Terms and Conditions. Except to the extent provided herein, the Restricted Share Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this Agreement. In the event of a conflict between this Agreement and the Plan, the Plan shall govern.

6. Taxes. The Participant shall be liable for any and all taxes (including, but not limited to, any withholding taxes) incurred in connection with this Agreement (including, but not limited to, the grant, vesting or payment of the RSU Award). Notwithstanding any other provision of this Agreement, the Company shall not be obligated to transfer any Common Stock to the Participant under this Agreement unless and until the Company has determined that adequate provision has been made for payment of any such taxes.

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7. No Right to Employment. Nothing in the Plan or this Agreement shall be construed to give the Participant any right to continue in the employ of the Company or any of its Affiliates or to be evidence of any agreement or understanding, express or implied, that the Company or any of its Affiliates shall employ the Participant in any particular position or at any particular rate of remuneration, or for any particular period of time or to interfere in any way with the right of the Company to terminate the employment of the Participant at any time, with or without cause.

8. Binding Agreement. This Agreement shall be binding upon and enure to the benefit of the Company, its successors and assigns and the Participant and the legal representatives of the Participant’s estate and any other person who acquires the Participant’s rights under this Agreement by bequest or inheritance.

9. No Transfer or Assignment. Except as expressly set forth herein, no right or benefit of the Participant hereunder shall be subject to alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber, or charge the same shall be void.

10. Reaffirmation of Covenants. The Participant acknowledges and agrees that this Agreement and the Award contemplated herein is, in part, made by the Company in further consideration of any covenants (the “Covenants”) to keep the Company’s information confidential, not to compete or not to solicit or accept business from clients or employees made by the Participant in favour of the Company, its Subsidiaries or any of their predecessors. The Participant agrees that if the Participant violates any of the Covenants prior to or within thirty (30) days after a Vesting Date (or the Alternate Vesting Date, if applicable), the Participant shall forfeit any right to receive any further payment or other benefit (including, but not limited to, any shares of Common Stock) as a result of the grant of the RSU Award pursuant to this Agreement.

11. Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan, and this Agreement shall be determined in accordance with the laws of the Province of Ontario applicable to contracts to be performed entirely within such province and without giving effect to principles of conflicts of laws.

Dated as of November     , 2007.

HUB INTERNATIONAL LIMITED

By:
W. Kirk James, Vice President, Secretary and Chief Corporate Development Officer

Receipt acknowledged , 2007.
Participant

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